EXHIBIT 107

Filing Fee Table

Form S-1/A

(Form Type)

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Title of Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value(1)	1,250,000,000	$0.01	$12,500,000	$1,377.50
Total Number of Securities to be Registered	1,250,000,000	$0.01	$12,500,000	$1,377.50 *

(1)	Represents shares issuable to the selling stockholder pursuant to a purchase agreement. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Pink on March 24, 2023.

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* Previously paid.